JOINT VENTURE AGREEMENT


    THIS JOINT VENTURE AGREEMENT ("Agreement") is made and entered into as of the 18th day of December, 1992, by and among NEVADA LANDING PARTNERSHIP, an Illinois general partnership ("Nevada Group") and RBG, L.P., an Illinois limited partnership ("Illinois Group").


                           W I T N E S S E T H:


    WHEREAS, the parties hereto desire to organize a general partnership under the laws of the State of Illinois;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consider-ation, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE I

                                Definitions

    1.1 Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

    "Affiliate" shall mean, as to any Partner (or as to any other person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement) any corporation, partnership, joint venture, trust or individual controlled by, under common control with, or which controls, directly or indirectly, such Partner or other person. The term "control" for these purposes means the ability, whether by direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity, and, in the case of a limited partnership, shall mean the sole general partner thereof, all of the general partners thereof to the extent each has equal management control or authority, or the managing general partner or managing general partners thereof, as appropriate (and in any event shall mean the ownership and control [that is, the right to vote] of fifty percent [50%] or more of the residual equity interests in an entity). The term "Affiliate" shall also mean and include (i) a trust of which the Partner, or other applicable person, or a direct or indirect shareholder of such Partner or other person, is a trustee, or which has as its principal income or residual beneficiaries, such Partner or other person, or any direct or indirect shareholder of such Partner or other person, or members of the immediate family of such Partner, direct or indirect shareholder or other person, and (ii) any members of such Partner's or other person's immediate family, or a member of the immediate family of any direct or indirect shareholder of such Partner or other person. For purposes hereof, shares or other ownership interests held by a trust shall be deemed to be owned pro rata by the income and residuary beneficiaries of such trust. Further, the members of the immediate family of any Partner or other person shall include all collateral relatives of such Partner or other person having a common linear ancestor with such Partner or other person, and the spouse or any former spouse of such Partner or other person or any of such collateral relatives.

    "Bankruptcy" or "Bankrupt" as to any person (including, without limitation, any Partner, the Joint Venture or other relevant person, including, in the case of any Partner which is itself a partnership, any general partner of such Partner) means
(i) any proceeding brought by or against such person under the United States Bankruptcy Code, or any successor thereto, as amended, or any state laws providing for the relief of debtors, except that, in the case of an involuntary proceeding brought against any such person, only if such proceeding shall not have been withdrawn, stayed or discharged within sixty (60) days after the institution thereof, unless, within such sixty (60) day period, such person shall have consented to the institution thereof; (ii) admission in writing of the inability of such person to pay its debts as they come due; (iii) the making of an assignment for the benefit of the creditors of such person; (iv) if such person shall become insolvent (except that, for purposes hereof, no Partner shall be deemed insolvent merely by reason of the fact that it has a negative balance in its Capital Account or by reason of the fact that the amount of its liabilities exceed the amount of its assets by an amount equal to or less than the negative balance of such Partner's Capital Account); or (v) the entry of an order, judgment or decree against such person in an amount in excess of $100,000 which continues unpaid, unstayed or undischarged for more than sixty (60) days after the entry thereof. A Bankruptcy of a general partner of a Partner shall, for purposes of this Agreement, also constitute the Bankruptcy of such Partner.

    "Capital Account" shall mean, with respect to any Partner, the separate "book" account which the Joint Venture shall establish and maintain for such Partner in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulation and such other provisions of Section 1.704-1(b) of the Regulation that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of the Regulation. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulation; and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Committee" shall have the meaning set forth in Section 7.1.

    "Default Loan" shall have the meaning set forth in Section
4.4.

    "Default Rate" shall mean five percent (5%) per annum, plus the per annum rate of interest announced from time to time by the First National Bank of Chicago, main branch, as its prime rate, corporate base rate or other similar reference rate, such rate to change concurrently with any changes in the said reference rate.

    "Defaulting Partner" shall have the meaning set forth in
Section 4.3.

    "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period in accordance with the depreciation method elected by the Joint Venture with respect to such asset, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction allowable for such year or other period bears to such beginning adjusted tax basis.

    "Gain" or "Loss" shall mean the gain or loss recognized by the Joint Venture during any fiscal year on account of the sale, exchange, condemnation or other disposition of any Joint Venture assets, as determined in accordance with Section 1001 of the Code (or, where applicable, Section 453 of the Code), appropriately adjusted, however, with respect to final determination of the foregoing for federal income tax purposes, and also adjusted as follows:

         (1) In the event the Gross Asset Value of any Joint Venture asset is adjusted pursuant to subparagraphs (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as though the same constituted gain or loss from the disposition of such asset for purposes of computing Gain or Loss under the provisions of this Joint Venture Agreement.

         (2) Gain or Loss, if any, resulting from any disposition of Joint Venture property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

    "Gross Asset Value" means, with respect to any Joint Venture
Asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

         (1) The Gross Asset Value of any asset contributed by a Partner to the Joint Venture shall, as of the date of such contribution and subject to further adjustment as herein provided, be the gross fair market value of such asset, as determined by the contributing Partner and the Joint Venture.

         (2) The Gross Asset Values of all Joint Venture assets (including assets contributed to the Joint Venture) shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of each of the following times: (a) the acquisition of an additional interest in the Joint Venture by any new or existing Partner in exchange for more than a de minimis capital contribution;
    (b) the distribution by the Joint Venture to a Partner of more than a de minimis amount of Joint Venture property in consideration of the redemption, or partial redemption, of the Partnership Interest in the Joint Venture of the Partner or Partners to whom such distribution shall be made if, in connection therewith, the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Joint Venture; and (c) the liquidation of the Joint Venture within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulation.

         (3) The Gross Asset Value of any Joint Venture asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution.

         (4) The Gross Asset Value of any Joint Venture assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulation; provided, however, that Gross Asset Values shall not be adjusted to the extent the Partners determine that an adjustment pursuant to subparagraph (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (4).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to any of the foregoing, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

    "License" shall mean any license, permit, authorization, consent or approval issued by any governmental agency, authority, board, bureau, commission, department or instrumentality, and required in order to conduct a gaming business, either alone or in combination with any one or more other businesses, including any such license, permit, authorization, consent or approval issued by the State of Illinois or any local governmental authority in connection with the operation of the business of the Joint Venture, or by any other jurisdiction, domestic or foreign, necessary in order to conduct the business of either Partner or any of the Affiliates of either Partner, in any such other jurisdiction.

    "Loss of License" shall have the meaning set forth in Section
8.1.

    "Minimum Gain" shall mean the partnership minimum gain determined by computing, with respect to each non-recourse liability of the Joint Venture, the amount of gain (of whatever character), if any, that would be realized by the Joint Venture if it disposed of (in a taxable transaction) the Joint Venture property subject to such liability in full satisfaction thereof (and for no other consideration), and by then aggregating the amounts so computed. Minimum Gain shall be computed in all respects in conformity with the Regulation. Without limiting the generality of the foregoing, all definitions relevant for Minimum Gain purposes shall have the meaning ascribed thereto in, or for purposes of, the Regulation.

    "Net Cash Flow" shall mean, with respect to any fiscal period of the Joint Venture, the excess, if any, of "Receipts" over "Expenditures". For purposes hereof, the term "Receipts" means the sum of all cash receipts of the Joint Venture from all sources for such period, including capital contributions, net sale proceeds and net financing proceeds. The term "Expenditures" means the sum of
(a) all cash expenses of the Joint Venture for such period, (b) the amount of all payments of principal and interest on account of any indebtedness of the Joint Venture, and (c) such reasonable cash reserves as of the last day of such period as the Partners deem necessary for any capital or operating expenditure permitted hereunder.

    "Net Profits" or "Net Losses" shall mean the income or loss of the Joint Venture for federal income tax purposes determined as of the close of the Joint Venture's fiscal year or as of such other time as may be required by this Agreement or the Code, as well as, where the context requires, related federal tax items such as tax preferences and credits (but excluding any items of Gain or Loss), appropriately adjusted with respect to final determination of any of the foregoing for federal income tax purposes, and also adjusted as follows:

         (1) Any income of the Joint Venture that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss.

         (2)    Any expenditures of the Joint Venture described in
    Section 705(a)(2)(B) of the Code, or treated as Section
    705(a)(2)(B) expenditures pursuant to Section 1.704-
    1(b)(2)(iv)(i) of the Regulation, and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss.

         (3) In lieu of depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account
    Depreciation for such fiscal year or other period.

         (4) Notwithstanding any other provision hereof, any items which are specially allocated under Section 4.3 shall not be taken into account in computing Net Profits or Net
    Losses.

    "Partner" shall mean either the Illinois Group or the Nevada
Group without distinction between them.

    "Partnership Interest" shall mean the ownership interest of a Partner in the Joint Venture from time to time including the right of such Partner to any and all benefits to which such Partner may be entitled in this Agreement or under the Act, together with the obligations of such Partner to comply with all of the terms and provisions of this Joint Venture Agreement and of applicable law, and shall include, without limitation, each Partner's Partnership Percentage and Capital Account. Wherever in this Agreement reference is made to a particular percentage of a Partner's Partnership Interest it shall be deemed to refer to such Partner's Partnership Percentage and shall include a proportionate amount of such Partner's other interests in the Joint Venture. Accordingly, a one percent (1%) Partnership Interest of a Partner having a fifty percent (50%) Partnership Percentage shall mean 1/50th of such Partner's Partnership Percentage, as well as 1/50th of its Capital Account.

    "Partnership Percentages" shall mean the Percentage Interests of each of the Illinois Group and the Nevada Group pursuant to
Section 4.5, as the same may be adjusted, from time to time, in accordance with the provisions of this Joint Venture Agreement.

    "Regulation" shall mean the Treasury Regulations, as in effect on the date hereof, adopted pursuant to Section 704(b) of the Code, together with any revisions or amendments thereto.

    "Riverboat" shall mean the riverboat to be acquired, constructed, developed, furnished, equipped and operated by the Joint Venture as a gaming casino.

    "Sale" shall mean the sale, exchange, condemnation, foreclosure or other disposition of all or any substantial part of the Hotel in a non-recurring transaction outside the regular course of business of the Joint Venture, and shall include, without limitation, any condemnation, easement sale, casualty or other form of disposition of property, and any other transaction (other than a capital contribution or loan transaction) wherein the proceeds of the Joint Venture are, under generally accepted accounting principles, considered capital in nature. The occasional sale, trade-in or depreciation of furniture, furnishings, fixtures and equipment which become worn out, obsolete or surplus is, for purposes hereof, a transaction occurring in the regular course of business and therefore not a Sale.

    1.2 References. All references in this Joint Venture Agreement to particular sections or articles shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Joint Venture Agreement. In addition, the words "hereof", "herein", "hereunder", and words of similar import, refer to this Joint Venture Agreement as a whole and not to any particular section or article.

    1.3 Gender and Number. All pronouns and variations used herein shall, regardless of the pronouns actually used, be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may, in the context in which such pronoun is used, require.


                                ARTICLE II

                               Organization

    2.1 Formation. The parties hereto do hereby form a general partnership pursuant to the pertinent laws of the State of Illinois (the "Joint Venture"), for the limited purposes and upon the terms and conditions hereinafter set forth. The Partners agree that the rights and liabilities of the Partners shall be as provided under the Partnership Act of the State of Illinois, as the same may be amended from time to time, except as otherwise herein expressly provided.

    2.2 Name. The business of the Joint Venture shall be con-ducted under the name of "ELGIN RIVERBOAT RESORT-RIVERBOAT CASINO" or such other name as the Partners may select, and all transactions of the Joint Venture, to the extent permitted by applicable law, shall be carried on and completed in such name.

    2.3 Character of the Business. The purpose of the Joint Venture shall be to acquire direct or indirect interests in, hold, develop, own, maintain and operate a Riverboat and related land facilities on the Fox River in Elgin, Illinois, to operate the same for casino gaming and related purposes, and to engage in such other ancillary activities as shall be necessary or desirable, and as shall be determined by the Committee, to effectuate the foregoing purposes. The Joint Venture shall have all powers necessary or desirable to accomplish the purposes enumerated.

    2.4 Location of the Principal Place of Business. The location of the principal place of business of the Joint Venture shall be at the principal place of business of Illinois Group at 200 West Madison Street, 38th Floor, Chicago, Illinois 60606,
Attention: Richard L. Schulze.


                                ARTICLE III

                                   Term

    The Joint Venture shall commence as of the date hereof and continue until dissolved upon the occurrence of the earliest of the following events:

         (a)    The sale or other disposition of all or
    substantially all of the assets of the Joint Venture;

         (b) The purchase of all of one Partner's interests by the other Partner;

         (c)    The written consent of all the Partners;

         (d) Dissolution of the Joint Venture by operation of law; or

         (e)    December 31, 2068.


                                ARTICLE IV

                         Contributions to Capital

    4.1 Initial Capital Contributions. Each of the Partners has funded one-half (1/2) of the total amount of expenses heretofore incurred on behalf of the Joint Venture, the full amount thereof, by each of the Partners, to be deemed capital contributions to the Joint Venture and credited to the respective Capital Accounts of the Partners. The Partners agree to cause a full accounting to be made of all expenses heretofore incurred by each of the Partners. If either Partner shall have paid or incurred expenses in excess of the amounts paid or incurred by the other Partner, the difference shall be settled in cash so that the initial Capital Accounts of the Partners shall be equal.

    4.2 Additional Capital Contributions. In the event the Committee shall determine that additional funds are necessary in order to finance the acquisition, development, construction or operation of the assets and business of the Joint Venture in excess of funds otherwise available to the Joint Venture, including funds available from third party loans, the Committee shall so advise all other Partners thereof in writing setting forth (i) the amount of funds required by the Joint Venture, (ii) the date on which such funds shall be required (the "Funding Date"), and (iii) each Partner's share of the required amount. Each Partner shall be obligated to advance to the Joint Venture its pro rata share of the required additional funding equal to their respective Partnership Percentages, the amount of which shall be due, in cash, on the Funding Date. Any amounts funded pursuant hereto shall be credited to the Capital Account of the contributing Partner.

    Anything herein contained notwithstanding, either Partner shall have the right to make a call for an additional capital contribution pursuant to this Section 4.2 notwithstanding that the Committee shall fail or refuse to do so if (i) such Partner shall have requested the Committee to make the call for funds and the Committee has failed to take action or has voted not to take such action; (ii) funds are needed by the Joint Venture in order to pay debt service or other obligations of the Joint Venture to third parties which is either then due and owing, or which is coming due within forty-five (45) days following the date of the call for such funds, or any combination of the foregoing; and (iii) the amount of the additional capital contributions being called for shall not exceed the amount referred to in the preceding clause (ii). Any call for funds made by an individual Partner pursuant to the provisions of the preceding sentence shall, for all purposes hereof, be deemed a call therefor having been made by the Committee.

    4.3 Partner Failure to Advance. In the event any Partner shall fail to advance to the Joint Venture the full amount of the additional capital contribution which such Partner is obligated to advance in accordance with the provisions of Section 4.2 (such Partner being herein referred to as a "Defaulting Partner"), then the other Partner, provided such other Partner shall have advanced the full amount of its capital contribution required on the Funding Date (such other Partner being herein referred to as the "Contributing Partner"), shall have the right (but shall not be obligated), exercisable within thirty (30) days after the Funding Date but only so long as the Defaulting Partner shall continue to be a Defaulting Partner hereunder, to elect any of the following remedies, any of which may be instituted by the Contributing Partner for its own account, or on behalf of the Joint Venture, as appropriate:

         (a) To cause the Joint Venture to return to the Contributing Partner the full amount of the capital contribution previously advanced to the Joint Venture by the Contributing Partner with respect to the relevant Funding Date, such refund to be made immediately upon written demand therefor from the Contributing Partner; or

         (b) Whether or not the Contributing Partner has elected to cause a refund of its capital contribution pursuant to subsection (a) above, elect to dissolve the Joint Venture in accordance with the provisions of Article X, which election shall be set forth in a written notice delivered by the Contributing Partner to the Defaulting Partner and which, after delivery thereof, shall be irrevocable except upon agreement, in writing, of all Partners; or

         (c)    In lieu of the provisions of subsection (a) and
    (b) above, cause the Joint Venture to institute and prosecute appropriate legal proceedings to compel the Defaulting Partner to make the full capital contribution required hereunder. The Defaulting Partner shall indemnify and hold harmless all of the other Partners and the Joint Venture from and against any and all costs and expenses (including legal fees and disbursements) incurred in instituting and prosecuting any such proceeding, and the amount thereof may be recovered by the Joint Venture and the Contributing Partner as part of the judgment entered in the proceedings brought to enforce the obligation of the Defaulting Partner. The amount which may be recovered by the Joint Venture in connection with any such proceedings shall be the amount of the capital contribution as to which the Defaulting Partner is in default together with interest at the Default Rate from the due date thereof until recovery, such interest to inure to the benefit of the Contributing Partner as liquidated damages and not as a penalty; or

         (d) Whether or not legal proceedings are instituted pursuant to subsection (c) above, but in lieu of the provisions of subsections (a) and (b) above, the Contributing Partner may (but shall not be obligated to) advance to the Joint Venture an additional sum equal to (but not less than) the difference between the full amount of the capital contribution which the Defaulting Partner was required to advance to the Joint Venture and the actual amount thereof, if any, so advanced by the Defaulting Partner (said difference being herein referred to as the "Unfunded Balance"). If the Contributing Partner elects to advance an additional amount equal to the Unfunded Balance to the Joint Venture, it shall, concurrently therewith, elect, by notice in writing to the Joint Venture and the Defaulting Partner, to treat the additional advance either as a Default Loan (as described in Section 4.4) or as an additional capital contribution to the Joint Venture, or any combination of Default Loan and additional capital contribution. If the Contributing Partner elects to treat all or part of the additional advance as an additional capital contribution to the Joint Venture, then (i) the amount of such advance which is treated as a capital contribution shall be credited to the Capital Account of the Contributing Partner; and (ii) the Partnership Percentages of the Partners shall be adjusted (provided, however, that the adjustment shall not affect the Capital Accounts of the Partners), effective as of the date of the additional advance made by the Contributing Partner, as follows:

           (1)  The Partnership Percentage of the
         Contributing Partner shall be equal to the percentage determined by dividing the sum of all capital contributions made by the Contributing Partner pursuant to Sections 4.1 and 4.2 hereof plus one hundred fifty percent (150%) of all capital contributions then and theretofore made by the Contributing Partner pursuant to this Section 4.3(d) (including, but not limited to, the additional capital contribution made hereunder with respect to the Funding Date in question) by the sum total all capital contributions to the Joint Venture made by all Partners pursuant to Sections 4.1 and 4.2 and pursuant to this Section 4.3(d) (for purposes of calculating the denomination of the fraction herein described, contributions pursuant to this Section 4.3(d) shall be added without mark up or premium); provided, however in no event shall the Partnership Percentage of the Contributing Partner exceed ninety-nine percent (99%);

           (2)  The Partnership Percentage of the Defaulting
         Partner shall be an amount equal to one hundred percent
         (100%) less the Partnership Percentage of the Contributing Partner, as adjusted pursuant to clause
         (1) above.

    4.4 Default Loans. If the Contributing Partner shall elect to advance a Default Loan as contemplated by Section 4.3 (the "Default Loans"), the amount of such advance shall be made to the Joint Venture but shall, for all purposes, be deemed a loan made to and on behalf of the Defaulting Partner to enable the Defaulting Partner to make its required capital contribution. Default Loans shall bear interest at the Default Rate, and, if not sooner paid, the outstanding principal amount thereof, together with accrued and unpaid interest thereon, shall be due and payable in full on the Liquidation Date in accordance with the priorities set forth in
Article X. In order to secure the payment of the Default Loans, and interest thereon, the Defaulting Partner shall be deemed to have granted to the Contributing Partner a security interest in the Partnership Interest of the Defaulting Partner and shall be deemed to have constituted and appointed the Contributing Partner, or any officer, agent, employee, or Affiliate of the Contributing Partner designated by the Contributing Partner, as the true and lawful agent and attorney-in-fact for the Defaulting Partner with full power of substitution and with the full right, power and authority to execute such financing statements, continuation statements and other similar instruments and documents reasonably necessary in order to perfect the security interest herein granted.

    The making of a Default Loan by the Contributing Partner shall not relieve the Defaulting Partner of its obligation to make the capital contribution, or the portion thereof as to which it is in default. The Contributing Partner shall have the right at any time that a Default Loan is outstanding, to elect the remedies set forth in Section 4.3(c), in which event the recovery shall first be applied in payment of outstanding Default Loans and interest thereon. In addition, the Contributing Partner shall have the right, at its election and without further action of the Committee, to contribute to the Joint Venture, at any time or from time to time, an amount not to exceed the principal amount of the Default Loans outstanding, together with any accrued and unpaid interest thereon, the amount thereof to be treated as though an additional capital contribution had been made to the Joint Venture pursuant to
Section 4.3(d) with an adjustment to the Partnership Percentages of the Partners with respect to the amount so contributed as contemplated by Section 4.3(d), in which event, however, the Default Loan, and all accrued and unpaid interest thereon, shall be deemed to have been paid in full.

    4.5 Status as "Defaulting Partner". A "Defaulting Partner" shall cease to be such on the earlier to occur of (i) payment of the required capital contribution, and any required interest in full prior to any funding on behalf of the Defaulting Partner by the Contributing Partner; (ii) if a Default Loan has not been advanced by the Contributing Partner, an election by the Contributing Partner to treat its contribution on behalf of the Defaulting Partner as an additional capital contribution to the Joint Venture and to adjust the Partnership Percentages accordingly; and (iii) if a Default Loan has been advanced by the Contributing Partner, upon payment thereof, and interest thereon in full, or upon deemed payment thereof by contribution of the amount thereof to the capital of the Joint Venture by the Contributing Partner.

    4.6 Partnership Percentage. Subject to adjustment as hereinabove provided, the initial Partnership Percentage of each of the Partners shall be fifty percent (50%) for the Illinois Group and fifty percent (50%) for the Nevada Group.

    4.7 No Withdrawal. The Joint Venture shall not be obligated to redeem or repurchase the Partnership Interest of any Partner. No Partner shall be entitled to withdraw any part of its capital contribution [except as provided in Section 4.3(a)], or to receive any distributions from the Joint Venture except as expressly provided herein or by law. In no event shall any Partner have the right to redeem or receive any assets of the Joint Venture other than cash.

    4.8 Capital Accounts. An individual Capital Account shall be maintained for each Partner.

    4.9 No Third Party Beneficiaries. The right or obligation of any Partner to make a capital contribution or a Default Loan, or otherwise to do, perform, satisfy or discharge any liability or obligation of any Partner hereunder, or to pursue any other right or remedy hereunder or at law or in equity provided, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Joint Venture, it being understood and agreed that the provisions of this Joint Venture Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. The rights or obligations of the Partners herein set forth, including, without limitation, the obligation to make capital contributions or the right to make additional capital contributions or Default Loans shall not be deemed an asset of the Joint Venture, may not be sold, transferred or assigned by the Joint Venture in connection with any sale or transfer of a Partnership Interest made in accordance with the provisions of this Joint Venture Agreement, and may not be pledged or encumbered to secure any debt or other obligation of the Joint Venture or of the Partners.


                                 ARTICLE V

                      Allocations, Distributions and
                     Other Tax and Accounting Matters

    5.1  Allocation of Net Profits.  The Net Profits of the
Joint Venture for any fiscal year of the Joint Venture shall, subject to the provisions of Section 5.5, be allocated among the Partners as follows:

         (a) In any fiscal year in which there shall be a distribution to the Partners of Net Cash Flow (other than Net Cash Flow resulting from a transaction giving rise to Gain or
    Loss), Net Profits, up to and including (but not in excess of) the amount of such Net Cash Flow so distributed for such fiscal year, shall be allocated among the Partners in the same proportion in which such Net Cash Flow has been so distributed.

         (b) In the event that, as a result of any of the provisions of Section 5.5, Net Losses for any preceding fiscal year shall have been allocated among the Partners other than in accordance with the Partnership Percentages of the Partners for the fiscal year or years in which such allocations shall have been made, then any Net Profits remaining for the fiscal year in question after allocation pursuant to subsection (a) above shall be allocated to those Partners which, in preceding fiscal years, shall have been allocated Net Losses in excess of the amount thereof which would have been allocated to such Partners on the basis of their Partnership Percentages then in effect (or, for any fiscal year in which an adjustment shall have been made in Partnership Percentages, their weighted average Partnership Percentage for such fiscal year), until there shall have been allocated to such Partners pursuant to this subsection (b), pro rata in accordance with the respective amounts of such excess Net Losses previously allocated each such Partner, an amount of Net Profits equal to such excess Net Losses.

         (c) If in any fiscal year there shall be Net Profits not otherwise allocated pursuant to subsections (a) or (b) above, and if the aggregate amount of Net Profits allocated to the Partners for all previous Joint Venture fiscal years shall, as of the end of any fiscal year, be less than the aggregate amount of Net Cash Flow distributed to the Partners (other than Net Cash Flow excluded pursuant to subsection (a) above), Net Profits for the year in question and for all subsequent fiscal years shall be allocated to the Partners in such amounts and in such proportions as shall result, as nearly as possible, in the total amount of all Net Profits allocated to the Partners on a cumulative basis during the term of the Joint Venture being equal to the total amount of such Net Cash Flow actually distributed to the Partners.

         (d) If in any fiscal year there shall be Net Profits not otherwise allocated pursuant to subsections (a), (b) or
    (c) above, the balance shall be allocated among the Partners in accordance with their respective Partnership Percentages as of the end of the fiscal year in question.

    5.2 Net Losses. The Net Losses of the Joint Venture for any fiscal year of the Joint Venture shall, subject to the provisions of Section 5.5, be allocated to the Partners in accordance with their respective Partnership Percentages.

    5.3  Gain or Loss.

         (a) Timing of Allocations. All allocations of Gain or Loss realized during any fiscal year shall be made after the Capital Accounts of the Partners shall have been credited or charged with all Net Profits and Net Losses of the Partnership, after distribution of any Net Cash Flow (other than Net Cash Flow resulting from a transaction giving rise to Gain or Loss), and after any special allocations required by Section 5.5, in each case for any fiscal year in which such Gain or Loss occurs, but prior to the charge to the Capital Accounts resulting from the distribution of Net Cash Flow resulting from the transaction giving rise to such Gain or Loss.

         (b) Allocation of Gain. After compliance with Section 5.3(a), any Gain shall be allocated among the Partners as follows and in the following order of priority:

           (i) If, at the time of allocation of such Gain, either Partner shall have a negative balance in its Capital Account, there shall first be allocated to the Partners having a negative balance in their Capital Accounts, an amount of such Gain sufficient to cause the balances in their respective Capital Accounts to equal zero (0), such Gain to be allocated among the Partners pro rata in accordance with their respective negative Capital Account balances; and

           (ii) Next, any remaining Gain shall be allocated among the Partners in accordance with their then respective
    Partnership Percentages.

         (c) Losses. Any Losses recognized during any fiscal year of the Joint Venture shall be allocated as follows:

           (i) Losses shall first be allocated among those Partners, if any, having positive balances in their Capital Accounts in such manner and in such amount so as to cause their respective positive Capital Account balances to be proportionate with their respective Partnership Percentages; and

           (ii) Any remaining Losses shall be allocated among the Partners in accordance with their then Partnership
    Percentages.

         (d) Installment Sales. In connection with any transaction which, under the Code, the Joint Venture elects to treat as an installment sale, Gain or Loss shall be allocated under the above provisions of this Section as though the full amount of the deferred obligation had been received at the time of Sale, and, in any fiscal year in which a portion of the Gain or Loss is required to be recognized for federal income tax purposes, the portion to be recognized by the Joint Venture for such fiscal year shall be allocated among the Partners, as nearly as possible, in the proportions in which Net Cash Flow resulting from such Sale has been distributed or is distributable to the Partners for such fiscal year, until such time as the full amount of the Gain or Loss required to be allocated to a Partner has been so allocated. Anything herein to the contrary notwithstanding, the amount of interest income included in the income of the Joint Venture for federal income tax purposes by reason of the collection of interest on any deferred obligation resulting from a Sale shall be specially allocated to the Partners to whom and in such amount as such interest is distributable pursuant to Section 6.3.

    5.4  Allocations in Case of Transfer or Other Events.  The
Net Profits or Net Losses allocable to a Partner whose Partnership Interest has been transferred or otherwise adjusted, in whole or in part, during any fiscal year, shall be allocated among the persons who were holders of such Partnership Interest (or the portion thereof so transferred or adjusted) during such year in proportion to their respective holding periods, without any requirement for the attempted separate determination of the results of Joint Venture operations during such separate periods; provided, however, Gains or Losses shall be allocated to those Partners who were Partners in accordance with the provisions above set forth with respect to allocations of Gains or Losses based upon Capital Account balances and Partnership Percentages in effect at the time of the occurrence of the event giving rise to such Gain or Loss.

    5.5  Minimum Gain and Qualified Income Offset.

         (a)    Notwithstanding any other provision of this
Article V, if during any Joint Venture fiscal year the Joint Venture either (i) has Non-Recourse Deductions (as such term is defined in the Regulation) or (ii) makes a distribution of proceeds of a Non-Recourse Liability (as such term is defined in the Regulation) that are allocable to an increase in Joint Venture Minimum Gain, then each Partner shall be specially allocated items of Joint Venture Net Profit and Gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the greater of (1) the portion of such Partner's share of the net decrease in Joint Venture Minimum Gain during such year that is allocable to the disposition of Joint Venture property subject to one or more Non-Recourse Liabilities of the Joint Venture; or (2) the deficit balance in such Partner's Adjusted Capital Account. All allocations made pursuant to this
Section 5.5 are intended to comply with the "minimum gain chargeback" provision of Section 1.704-1T(b)(4)(iv)(e) of the Regulation and shall be interpreted consistently therewith.

         (b) Notwithstanding any other provision of this Agreement, if, for any fiscal year, a Partner receives any adjustments, allocations or distributions described in subsections
(4), (5) or (6) of Section 1.704-1(b)(ii)(d) of the Regulation, that cause or increase a deficit balance of such Partner in his Capital Account, items of income, Net Profits and Gain shall be specially allocated to such Partner (or Net Loss or Losses shall not be allocated to such Partner) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

         (c) Except as provided in Section 5.5(a) hereof, in the event any Partner has a deficit Capital Account at the end of any Joint Venture fiscal year, each such Partner shall be specially allocated items of Joint Venture income, Net Profits and Gain in the amount of such excess as quickly as possible.

         (d) Any special allocations of items of Net Profits or Gain (or reallocation of Net Loss or Losses) pursuant to Sections 5.5(a), (b) and (c) shall be taken into account for the purpose of equitably adjusting subsequent allocations of Net Profits and Net Losses so that the net allocations, in the aggregate, made to each Partner pursuant to this Article V and the Adjusted Capital Account of each Partner shall, as quickly as possible and to the extent possible and without violating the constraints on deficit Capital Account balances prescribed by this Section 5.5, be the same as if no special allocations had been made under Sections 5.5(a), (b) or
(c).

         (e) This Section 5.5 is intended to comply with the "minimum gain chargeback" and "qualified income offset" provisions of the Regulation and shall be interpreted consistently therewith, and shall, to the extent of any allocations required to be made pursuant hereto, supersede and take priority over all other allocation provisions of this Article V.

    5.6 Fiscal Year. The fiscal year of the Joint Venture shall be the calendar year.

    5.7 Books and Records. The Illinois Group shall maintain or cause to be maintained full and accurate books and records for the Joint Venture in accordance with generally accepted accounting principles consistently applied. The Joint Venture books and records shall be kept at the principal office of the Joint Venture and each Partner shall, at reasonable times, have free access thereto for the purpose of inspecting or copying the same. The accrual method of accounting shall be selected for all purposes of the Joint Venture's books of account and for federal income tax purposes unless otherwise determined by the Committee.

    5.8 Tax Elections and Returns. All elections required or permitted to be made by the Joint Venture under any applicable tax laws shall be made by the Committee; provided, however, the Joint Venture shall, if requested by the transferee of a Partnership Interest, file an election on behalf of the Joint Venture pursuant to Section 754 of the Code to adjust the basis of the Joint Venture property in the case of a transfer of a Partnership Interest made in accordance with the provisions of this Joint Venture Agreement. The Illinois Group shall be responsible for preparing all federal and state tax returns for the Joint Venture and furnishing required schedules showing allocations of tax items to all other Partners within the period of time prescribed by law (including any extensions permitted by applicable law), and the Administrative Partner shall be the tax matters partner for the Partnership.

    5.9 Restoration of Deficit Capital Accounts. Anything herein to the contrary notwithstanding, no Partner shall have any obligation to restore the amount of any negative balance in its Capital Account whether upon dissolution or liquidation of the Joint Venture or otherwise. The negative balance in any Capital Account shall in no event be deemed an asset of the Joint Venture.

    5.10 Allocations Pursuant to Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulation thereunder, gain, loss or deduction with respect to any property contributed to the capital of the Joint Venture, or any property whose Gross Asset Value has otherwise been adjusted as herein provided, shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the value of the property at the time of contribution or adjustment, and the adjusted basis of such property to the Joint Venture for federal income tax purposes. Allocations pursuant to this Section 5.10 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of distributions pursuant to any provisions of this Joint Venture Agreement.


                                ARTICLE VI

                     Distributions and Reimbursements

    6.1  Net Cash Flow.  Subject to the provisions of Section
6.2, the Illinois Group shall cause the Joint Venture to distribute to the Partners, so much of the Net Cash Flow of the Joint Venture as the Committee shall authorize, all such distributions to be made in accordance with the then Partnership Percentages of the Partners as of the date on which the distribution was authorized by the Committee (subject to Section 6.3), provided, however, if, as of the date of such distribution, either or both of the Partners shall be obligated with respect to a Default Loan, all distributions otherwise payable to such Partner shall be paid to the Contributing Partner which has advanced the Default Loan to be applied first to accrued and unpaid interest and then to the principal of the Default Loan.

    6.2 Net Cash Flow Resulting From a Sale. Notwithstanding the provisions of Section 6.1, with respect to any Net Cash Flow resulting from a Sale distributions with respect thereto shall be made from time to time as determined by the Committee, and when made shall be distributed in the following amounts and the following order of priority:

         (a) First to the Partners an amount equal to the then outstanding positive balances in their Capital Accounts, pro rata in accordance with their then positive balances until the positive balances in their respective Capital Accounts shall have been reduced to zero (0); and

         (b) Any remaining amounts shall be distributed to the Partners in accordance with their respective Partnership
    Percentages;

provided, however, (i) in the case of any distribution of Net Cash Flow resulting from a Sale which results in or is made in connection with the liquidation of the Joint Venture (as defined in Section 1.704-1(b)(2)(ii)(g) of the Regulation) no such distribution shall be made to any Partner except to the extent of and in proportion to then positive balance in the Partner's Capital Account after allocation to such Partner of any gain or loss in accordance with the provisions of Section 5.3, and (ii) the provisions of Section 6.1 with respect to payment of Default Loans and interest thereon shall be equally applicable to distributions pursuant to this Section 6.2.

    6.3 Installment Sales. In connection with any Sale transaction whereby Net Cash Flow is received in installments, principal payments received with respect to the installment obligation shall be allocated among the Partners in the priority indicated in (and subject to the provisions of) Section 6.1 as of the date of such Sale, and interest payments received by the Joint Venture with respect to such deferred obligation shall be distributed among the Partners in the same proportion in which each is entitled to share in the principal portion of the deferred obligation.


                                ARTICLE VII

                      Management of the Joint Venture

    7.1 Executive Committee. The management and control of the Joint Venture shall be vested in an Executive Committee (the "Committee"), which shall be responsible for the establishment of policy and operating procedures respecting the business affairs of the Joint Venture. The Committee shall at all times consist of four (4) members of whom two (2) shall be appointed by Illinois Group and two (2) by Nevada Group; provided, however, no Partner having a Partnership Percentage of twenty-five percent (25%) or less shall be entitled to appoint members to the Committee and the size of the Committee shall be permanently reduced by the number of members which such Partner would otherwise have been entitled to appoint. Each Partner may appoint an alternate for each member appointed by it to the Committee, who shall have all the powers of the Committee member in his absence or inability to serve. Each member of the Committee may vote by delivering his proxy to another member of the Committee or any other person. Each Partner shall have the power to remove any member or alternative member of the Committee appointed by it by delivering written notice of such removal to the Joint Venture and to the other Partner. Vacancies on the Committee shall be filled by the Partner which appointed the Committee member previously holding the position which is then vacant.

    The Committee shall meet at least once each quarter at the offices of the Joint Venture or such other times or places as the Committee shall determine (unless such meeting shall be waived by all members thereof) or on the call of any two members upon two days' notice to all members by telephone or telegraph. An agenda for each meeting shall be prepared in advance by the Partners in consultation with each of the other. Three (3) members of the Committee shall constitute a quorum (unless the Committee shall then consist of less than three (3) members in which event all members shall be required for a quorum). A concurring vote of at least three (3) members of the Committee shall govern all its actions (unless the Committee shall then consist of less than three
(3) members in which event unanimous action is required). The Committee may act without a meeting if the action taken is approved in advance by three (3) members (unless the Committee shall then consist of less than three (3) members in which event unanimous action is required). The Committee shall cause written minutes to be prepared of all action taken by the Committee and shall deliver a copy thereof to each member of the Committee within thirty (30) days thereafter.

    The Committee may by resolution delegate its powers, but not its responsibilities, to employees of either Partner or of both
Partners or to any other person or persons.

    Anything in this Joint Venture Agreement to the contrary notwithstanding, the members of the Committee appointed by any Partner who is a Defaulting Partner shall not be entitled to attend, participate in meetings of, or vote on any matters coming before the Committee for so long as such Partner shall be and remain a Defaulting Partner, and, for such period of time, the Committee shall be deemed to have been reduced in size for all purposes (including, without limitation, determination of quorum and required votes to act) by the number of members which the Defaulting Partner would otherwise be entitled to appoint to the Committee. For so long as any Partner shall be a Defaulting Partner, any action taken by the remaining members of the Committee shall be fully binding on all Partners (including, without limitation, the Defaulting Partner).

    7.2 Bank Accounts. The Joint Venture shall maintain bank accounts in such banks as the Committee may designate exclusively for the deposit and disbursement of all funds of the Joint Venture. All funds of the Joint Venture shall be promptly deposited in such accounts. The Committee from time to time shall authorize signatories for such accounts.

    7.3 Reimbursements for Costs and Expenses. The Committee shall fix the amounts, if any, by which the Joint Venture will reimburse each Partner for all costs and expenses incurred by such Partner on behalf and for the benefit of the Joint Venture; provided, however, that no overhead or general administrative expenses of either Partner or its Affiliates shall be allocated to the operation of the Joint Venture, and no salaries, fees, commissions or other compensation shall be paid by the Joint Venture to any Affiliate of any Partner or to any officer or employee of either Partner or its Affiliates for any services rendered to the Joint Venture except as may be provided by the Committee.

    7.4  No Authority of Individual Partner.  Neither the
Illinois Group nor the Nevada Group, acting individually, nor any of their respective Affiliates, has the power or authority to bind the Joint Venture or any Partner or to authorize any action to be taken by the Joint Venture, or to act as agent for the Joint Venture or any other Partner, unless that power or authority has been specifically delegated by action of the Committee.

    7.5 Other Businesses. Each party recognizes that the Partners, and their Affiliates, have or may have other business interests, activities and investments, some of which may now or hereafter be in conflict or competition with the business of the Joint Venture, and that each Partner and their respective Affiliates are entitled to carry on such other business activities, interests and investments without any accountability therefor to the Joint Venture or any other Partner. No Partner, and no Affiliate of any Partner, shall be obligated to devote all or any particular part of its time and effort to the Joint Venture or its business affairs except such reasonable amount of time as may be necessary in order to fulfill their respective duties and obligations hereunder. Each Partner, and each Affiliate of each Partner, may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without being limited to, owning, financing, acquiring, leasing, promoting, developing, improving, constructing, operating or managing other real or personal properties (including real and personal properties devoted, in whole or in part, to the business of gaming or which are activities in support of gaming operations) on its own behalf or on behalf of other entities with which it is affiliated or associated, and any Partner and each Affiliate of any Partner may engage in any activities, whether or not competitive to the Joint Venture, without any obligation to offer any interest in such activities to the Joint Venture or to any Partner or to any Affiliate of any Partner. Neither the Joint Venture nor any Partner nor any Affiliate of any Partner shall have any right by virtue of this Joint Venture Agreement or by virtue of the relationship between the Partners as partners, in or to such other activities, or to the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Joint Venture, shall not be deemed wrongful or improper or a breach of any joint venture or fiduciary duties owed by one party to the other, or entitle either party to any interest in or sharing in the profits or losses from any such other activities.

    7.6 Liability of the Partners. So long as each Partner acts in good faith with respect to the conduct of the business and affairs of the Joint Venture, and in the manner in which it reasonably believes to be in the best interests of the Joint Venture or otherwise in accordance with the provisions of this Joint Venture Agreement, neither Partner shall be liable or accountable to the Joint Venture or to any of the Partners in damages or otherwise for any error of judgment, for any mistake of fact or of law, or for any other act or thing which it may do or refrain from doing or suffer to be done in connection with the business and affairs of the Joint Venture, except in the case of its willful misconduct or gross negligence.

    7.7 Indemnity. The Joint Venture shall indemnify, defend and hold each Partner, and each officer, director, stockholder, partner, employee, agent, affiliate, subsidiary or assign of each Partner (the "Indemnitees") free and harmless of, from and against any expenses, losses, claims, costs, damages and liabilities, including without limitation, judgments, fines, amounts paid in settlement and expenses (including without limitation, attorneys' fees and expenses, court costs, investigation costs and litigation costs) incurred by any Indemnitee in any civil, criminal or investigative proceeding in which it is involved or threatened to be involved by reason of the Partner's being a partner in the Joint Venture provided that the Partner acted in good faith, within what it reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interests of the Joint Venture and/or the Partners or otherwise in compliance with the provisions of this Joint Venture Agreement; provided, however (i) that the Joint Venture shall not be required to indemnify any Indemnitee for any loss, expense or damage which it may suffer as a result of its willful misconduct, gross negligence or bad faith in failing to perform its duties hereunder; (ii) the Joint Venture shall not be required to indemnify any Indemnitee for any breach of the provisions of this Joint Venture Agreement, or for any loss, expense or damage which it may suffer as a result of the breach of this Joint Venture Agreement by the Partner to which the Indemnitee is related; and (iii) any liability hereunder shall be limited solely to the assets and properties of the Joint Venture, and no Partner (or any Affiliate of any Partner) shall have any liability or obligation hereunder.


                               ARTICLE VIII

                              Loss of License

    8.1 Loss of License. A "Loss of License" shall mean any denial, revocation, suspension (for a period in excess of three (3) days) or non-renewal of any License, whether resulting from any judicial or administrative proceeding, or otherwise, and which results, directly or indirectly, from any act or omission of any Partner, or any Affiliate of a Partner (including, for this purpose, the partners, shareholders, employees, agents, officers or directors of any of the Partners, or their respective partners or equity participants or any person or entity with whom such party has had business or other dealings), including, without limitation, the commission of any crime or other act deemed inconsistent with the holding of a License, or the association or affiliation with unsuitable persons or entities, whether or not the allegations with respect thereto are true in fact. No Loss of License shall be deemed to have occurred so long as proceedings with respect thereto are being contested with due diligence and in good faith by the Joint Venture, or the person or entity affected thereby, provided that, during the pendency of such proceedings, the Joint Venture is able to continue gaming operations on an uninterrupted basis and without additional restrictions with respect thereto. A Loss of License, however, shall be deemed to have occurred notwithstanding that additional rights of appeal or contest may be available if, as a result of any such action, gaming operations by the Joint Venture are prohibited or materially restrained, limited or restricted.
For purposes of the below provisions of this Article VIII, the "Responsible Partner" shall mean the Partner (either the Illinois Group or the Nevada Group, as applicable) which is, or whose Affiliate is, responsible for the Loss of License and the Non-Responsible Partner shall mean the other Partner. If the Loss of License results from the acts or omissions of one or more Affiliates of both Partners, then each Partner shall be a Responsible Partner with respect to the Affiliate whose acts or omissions were responsible for the Loss of License, and each Partner shall also be deemed a Non-Responsible Partner with respect to the same act or omission, and each shall separately have the right to invoke the provisions hereinafter set forth.

    8.2  Provisions Relating to Loss of License.  If a Loss of
License shall occur, then the following provisions shall apply:

         (a) The Non-Responsible Partner shall have the right, at any time and for so long as the Loss of License condition shall continue, to elect the "Buy-Out Right" set forth in
    Section 8.3 below, such election to be contained in a written notice (the "Buy-Out Notice") from the Non-Responsible Partner to the Responsible Partner.

         (b) Promptly upon delivery of the Buy-Out Notice, and in no event later than three (3) days thereafter, the Responsible Partner shall have the right, exercisable by written notice to the Non-Responsible Partner (the "Response Notice") that the Responsible Partner has elected to, and has, caused the withdrawal of the Affiliate of the Responsible Partner responsible for the Loss of License. Upon the delivery of the Response Notice, the Partners shall advise the appropriate licensing authorities that the Affiliate responsible for the Loss of License has withdrawn from its interest in the Joint Venture and shall request reinstatement of the License. If, after such request, the License is reinstated, then, with respect to the event or circumstance giving rise to the Loss of License, the Buy-Out Notice shall be deemed to have been terminated and will be of no further force or effect. If, however, the licensing authorities fail or refuse to reinstate the License within five (5) days after request therefor as hereinabove provided, then the Buy-Out Notice shall remain in effect and the provisions of Section
    8.3 shall be applicable.

    8.3 Buy-Out Provisions. Whenever a Buy-Out Notice shall be delivered in accordance with the provisions of Section 8.2, the same shall constitute an agreement on the part of the Non-Responsible Partner to buy, and the Responsible Partner to sell, the entire Partnership Interest of the Responsible Partner in the Joint Venture for a price, payable in cash at the closing, equal to
(i) the total amount of all capital contributions made to the Joint Venture by the Responsible Partner pursuant to Article IV; plus
(ii) the then balance of any outstanding Default Loans, together with unpaid interest thereon, made by the Responsible Partner to the Joint Venture on behalf of other Partners; and less (iii) a sum equal to all Net Cash Flow theretofore distributed by the Joint Venture to the Responsible Partner (less any Net Cash Flow theretofore distributed in respect of principal or interest on Default Loans). The closing shall take place not later than five
(5) days after the delivery of the Buy-Out Notice at the offices of the Joint Venture. At the closing, the Responsible Partner shall execute and deliver such instruments, documents and certificates as the Non-Responsible Partner shall reasonably request in order to transfer and assign to the Responsible Partner (or to any other party designated by the Non-Responsible Partner to the Responsible Partner in writing at or prior to the closing) the entire Partnership Interest of the Responsible Partner in the Joint Venture, including, without limitation, the entire interest of the Responsible Partner in all Default Loans, and all interest accrued and unpaid thereon, and the Non-Responsible Partner shall deliver the purchase price in cash (or by certified or cashier's check made payable to the order of the Responsible Partner). In the event of any dispute between the Responsible Partner and the Non-Responsible Partner regarding the amount of the purchase price, there shall be paid to the Responsible Partner the amount not in dispute, and the remainder shall be paid promptly upon the determination thereof by the parties, or, in the event they shall fail to agree on the amount, by arbitration conducted in Chicago, Illinois in accordance with the rules and regulations of the American Arbitration Association. In order to further secure the performance of the obligations of the parties hereto, each Partner (if it shall be a Responsible Partner at any time hereafter) hereby appoints the Non-Responsible Partner, and each of its Affiliates, and the officers, directors, shareholders, employees and agents of the Responsible Partner and its Affiliates, as the agent and attorney-in-fact for and on behalf of the Non-Responsible Partner to execute, acknowledge and deliver such instruments, documents or certificates as are herein contemplated in connection with any buy-out.


                                ARTICLE IX

                     Transfer of Partnership Interests

    9.1  Right to Transfer.  Except as otherwise herein in this
Article IX provided, there shall be no restriction on the right, power or authority of any Partner to sell, transfer or encumber its Partnership Interest. To the extent, however, the following provisions of this Article IX set forth any such restrictions, it is the intention of the Partners that there shall be no indirect transfer of the beneficial interest of a Partner in this Joint Venture or any part thereof as a result of a transfer of control of any Partner under any circumstances in which a direct transfer of a Partnership Interest is prohibited or restricted. Accordingly, except as otherwise specifically provided herein, the provisions of this Article IX applicable to any transfer of a Partnership Interest shall be equally applicable to the sale, assignment, transfer, conveyance, encumbrance, exchange or other disposition, directly or indirectly, of a controlling interest in a Partner, including without limitation, any partnership or other equity interest of a Partner which is a partnership or other form of business organization, and all references in this Article IX to transfers of a Partnership Interest shall apply equally to the transfer of controlling shares of the capital stock of, or other ownership interests in, such partners. For purposes hereof, a controlling interest in a partnership or corporation shall mean a partnership interest or corporate shares representing fifty percent (50%) or more of the residual interests in such partnership or fifty percent (50%) of the voting shares of such corporation. Each Partner agrees that its respective partnership agreements, corporate charter, by-laws and shareholder agreements comply with the restrictions set forth herein and each Partner shall be deemed a third party beneficiary with respect to such restrictions contained in each Partner's partnership and shareholder constituent documents. Any partnership interest validly transferred in accordance with the provisions of this Article IX shall remain subject to all limitations and restrictions contained in this Agreement.

    Notwithstanding the foregoing, and except as provided in
Section 9.4, this Article IX shall not be deemed to limit or restrict the right of any corporation which is a partner of any Partner [or the direct or indirect parent corporation or ultimate ownership entity (such as a partnership or trust) of any such partner], to sell, transfer, convey, exchange or otherwise dispose of all or any part of its assets, or to sell, transfer, convey, exchange or otherwise dispose of any interest in said corporation (whether or not a controlling interest) as part of a transaction involving either the transfer of control of such parent corporation or other entity or the sale of substantial assets in addition to the interests of said corporation (direct or indirect) in the Joint Venture, or the transfer of control of such parent corporation or ultimate ownership entity. For purposes of the preceding sentence, a transaction involving the sale of assets having a book value (that is, the value at which such assets are shown on the books of the selling entity without deduction for indebtedness or accumulated depreciation) as of the end of its immediately preceding fiscal year at least ten times the book value of the seller's interest in the Joint Venture, or the sale of ownership interests in a parent corporation or other entity whose balance sheet as of the end of its immediately preceding fiscal year showed total assets (without deduction for accumulated depreciation or associated debt) at least ten times the book value of its interest in the Joint Venture, shall be deemed a sale of substantial assets or the transfer of a controlling interest in a parent or other ultimate ownership entity for purposes of the preceding sentence, and, therefore, exempt from the restrictions on transfer (other than the provisions of Section 9.4) contained in this Article IX.

    9.2 Transfer of Partnership Interests - Right of First Refusal. If any Partner (whichever thereof being referred to in this Section 9.2 as the "Selling Partner") shall at any time desire to sell all or any part of its Partnership Interest other than to an "Exempt Purchaser" (as hereinafter defined) in a transaction other than a transaction exempted from the provisions of Article IX pursuant to Section 9.1, and shall have received a bona fide written offer for the purchase thereof, the Selling Partner shall, within five (5) days thereafter, transmit a copy thereof to the other Partners (such other Partners being referred to in this Section 9.2 as the "Electing Partners"). The Partnership Interest (or so much thereof as the Selling Partner proposes to sell) shall thereupon be subject to the option on the part of the Electing Partners to purchase said Partnership Interest on the same terms as contained in the offer, and, if more than one of the Electing Partners shall elect to purchase the Partnership Interest which the Selling Partner proposes to sell, the Electing Partners shall purchase said Partnership Interest pro rata in accordance with their respective Partnership Percentages. The Electing Partners must exercise their option hereunder, if at all, by giving notice of exercise to the Selling Partner within thirty (30) days of the transmittal of a copy of the offer by the Selling Partner, and such sale shall be consummated on the date on which the sale would otherwise have been consummated pursuant to the offer but in no event sooner than ninety (90) days after the date on which notice of the offer is delivered by the Selling Partner. In the event all Electing Partners fail to elect to purchase the Partnership Interest of the Selling Partner as hereinabove provided within the aforesaid period of thirty (30) days, said right shall terminate and be of no further force or effect with respect to the transaction described in the offer. If any offer is for less than all of the Selling Partner's Partnership Interest, the remaining Partnership Interest of the Selling Partner shall continue to be subject to the provisions of this Section 9.2 in the event of any future transaction relating to the remaining Partnership Interest to which this Section 9.2 would otherwise be applicable. If the Electing Partners fail to exercise their option hereunder in accordance with the above provisions and within the aforesaid period of thirty (30) days, then the Selling Partner may sell its Partnership Interest (or so much thereof as it proposed to sell pursuant to the offer) on the terms specified in the offer, provided such sale is consummated no later than the later to occur of (i) the date set forth for closing in the offer; or (ii) one hundred twenty (120) days after the expiration of the aforesaid thirty (30) day option period. If the sale is not consummated within the period of time specified in the preceding sentence, then no sale may be consummated with respect to any portion of the Partnership Interest of the Selling Partner except upon compliance again with the provisions of this Section 9.2 to the extent this
Section 9.2 would otherwise be applicable. In the event any offer shall contemplate the payment of any consideration in exchange for the purchase of the Partnership Interest to the Selling Partner other than cash then: (i) if such other consideration shall be a note, contract obligation or other form of deferred payment, the Selling Partner shall accept the note or other obligation of the Electing Partners in satisfaction of said obligation (the respective obligations of the Electing Partners to be several and not joint or joint and several and shall be pro rata in accordance with the portion of the Selling Partner's Partnership Interest which each Electing Partner elects to purchase); and (ii) with respect to any other form of consideration, the Electing Partners may either, at their election (each such Electing Partner having separate rights of election), deliver the non-cash consideration called for by the offer, or cash in lieu thereof equal to the fair market value of such non-cash consideration as of the date of closing. If the fair market value of the non-cash consideration cannot be agreed upon by the Selling Partner and the Electing Partners, the closing shall take place by delivery to the Selling Partner of cash in the amount of the fair market value as proposed by the Electing Partners, and the remaining amount in dispute shall be resolved by arbitration conducted in Chicago, Illinois in accordance with the rules and regulations of the American Arbitration Association.

    For purposes hereof, the term "Exempt Purchaser" shall mean
(x) any person, firm, corporation or other entity which is then a Partner in the Partnership, or any Affiliate of any Partner (including, without limitation, any Affiliate of the Selling Partner); and (y) with respect to a sale or transfer of an interest in any entity which is a Partner, or with respect to a sale or transfer of any ownership interest in any partner of a Partner, any other partner of such Partner or any Affiliate of such other partner.

    9.3 Securities Laws. In connection with any sale or other transfer of a Partnership Interest, the selling or transferring Partner shall effect such transfer only in compliance with all applicable federal and state securities laws (to the extent said laws may be applicable to such transaction), and the transferring Partner shall indemnify, protect and defend the Joint Venture, and each of the other Partners, from any liabilities, obligations, costs or expenses to which the Joint Venture or any Partner may become liable by reason of the application of any such securities laws in connection with such transfer.

    9.4 Further Restrictions on Transfer. In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment be made (i) to any "tax exempt entity" as such term is defined in Section 168(j) of the Code; (ii) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (iii) in violation of any provision of any of the loan documents, or any similar documents relating to any financing obtained by the Joint Venture, or in violation of any other instrument, document or agreement to which the Joint Venture is, at the time of the proposed transfer, a party or is otherwise bound; (iv) if the effect of any such transfer is to cause a termination of the Joint Venture for federal income tax purposes pursuant to Section 708 of the Code; (v) in violation of Illinois law; (vi) of any component portion of a Partnership Interest such as any rights with respect to Net Cash Flow or Default Loans separate and apart from all other components of a Partnership Interest; (vii) except to a person or entity who shall have been approved, for licensing by the Illinois Gaming Commission, or any other state or local authority in the State of Illinois whose approval shall be required; or (viii) to any person or entity whose interest in the Joint Venture might reasonably be expected to result in a Loss of License in any jurisdiction other than Illinois.

    9.5 New Partners. Any person or entity not then a partner to which a Partnership Interest shall be transferred in accordance with the above provisions shall not become a Partner hereunder unless, among other things, such person or entity shall, in writing, expressly assume and agree to be bound by all of the terms and conditions of this Joint Venture Agreement. Each such person or entity shall also cause to be delivered to the Joint Venture, at its sole cost and expense, a favorable written opinion of legal counsel reasonably acceptable to the General Partner to the effect that (i) the transfer of a Partnership Interest to such person or entity does not violate any applicable federal or state securities law and (ii) such person or entity has the legal right, power and capacity to own the Partnership Interest being transferred to it. All reasonable costs and expenses incurred by the Joint Venture in connection with any transfer, and, if applicable, the admission of any person or entity as a partner hereunder, shall be paid by the transferror. In addition, no transferee of a Partner's Partnership Interest shall have the right to become a substitute limited partner of the Joint Venture except upon the express written consent and approval of the Committee.

    If a Partnership Interest is transferred in accordance with the provisions of this Article, and the transferee refuses to execute an agreement to be bound by all of the terms and conditions of this Agreement, or if other conditions to the admission of such person or entity as a partner herein shall not have been satisfied, such transferee shall be deemed a mere assignee of profits only without any right, power or authority of a partner hereunder, and such transferee shall be entitled to a share of the profits but shall have no right to participate in the affairs of the Joint Venture and shall bear its share of losses in the same manner as its predecessor in interest.

    Upon compliance with the provisions of this Section, and upon admission of the transferee as a new partner, the transferror shall, to the extent of the portion of its Partnership Interest so transferred, be deemed to have withdrawn from the Partnership.

    Anything herein contained to the contrary notwithstanding, no person, including, without limitation, a substitute Partner in the Joint Venture admitted in connection with the transfer of any Partnership Interest, shall have the right to designate or elect any member of the Committee unless such person or entity shall own more than a twenty-five percent (25%) Partnership Percentage, and each Partner owning more than a twenty-five percent (25%) Partnership Percentage shall be entitled to elect two (2) members of the Committee.

    9.6  Bankrupt Partner.

         (a) If any Partner, or a general partner of any Partner, at any time shall become Bankrupt (such Partner being herein referred to as the "Bankrupt Partner") the remaining Partners shall have the right and option, exercisable by written notice (the "Purchase Notice") delivered to the Bankrupt Partner and all other Partners at any time during the continuance of the Bankruptcy proceedings, or so long as the Bankruptcy event shall be continuing, or by notice to the successors or legal representatives of the Bankrupt Partner, to purchase all, but not less than all, of the Partnership Interest of the Bankrupt Partner at a price equal to the amount which the Bankrupt Partner would have been entitled to receive if the Joint Venture had sold substantially all of its assets for their fair market value, subject to existing liens and encumbrances, as of the date of delivery of the aforesaid notice, such fair market value to be determined in accordance with the provisions of this Section 9.5. The amount which the Bankrupt Partner would have been entitled to receive upon such Sale shall be the amount of Net Cash Flow which would have been distributed to the Bankrupt Partner from the Joint Venture following a Sale and after payment of all liabilities and obligations of the Joint Venture.

    Upon delivery of the Purchase Notice, the same shall constitute an irrevocable and unconditional contract of purchase and sale between the Partner delivering such notice and the Bankrupt Partner. The closing of the purchase and sale of the Partnership Interest of the Bankrupt Partner shall take place on the closing date specified in the Purchase Notice, which date shall not be more than ninety (90) days, nor less than thirty (30) days, after the delivery of the Purchase Notice. If more than one Partner shall deliver a Purchase Notice (or, if any Partner shall deliver a Purchase Notice within ten (10) days after receipt of a Purchase Notice from another Partner) then each such electing Partner shall be entitled to purchase a pro rata portion of the Bankrupt Partner's Partnership Interest.

         (b) At the election of any Partner electing to purchase the Partnership Interest of the Bankrupt Partner, the purchase price may be paid either all in cash at the closing or such lesser amount of cash (but in no event less than twenty percent (20%) in cash) on the closing date with the balance to be represented by a promissory note executed by the purchasing Partner in favor of the Bankrupt Partner, bearing interest at a rate equal to the greater of (i) eight percent (8%) per annum, or (ii) the applicable Applicable Federal Rate as set forth in Section 1274 of the Code, and providing for payment in equal monthly installments of principal and interest in such amount as will fully amortize the principal amount of such note over a period of five (5) years.

         (c) The fair market value of the assets of the Joint Venture, subject to liens and encumbrances, if not otherwise agreed upon by the Partners, shall be determined, using the income approach, by three (3) independent appraisers, all of whom shall be members of the American Institute of Real Estate Appraisers with experience in appraisal of hotel properties, one appointed by each Partner, and a third appointed by the two appraisers appointed by each such Partner. The appraisers to be appointed by each Partner shall be appointed not later than fifteen (15) days following delivery of the Purchase Notice to the Bankrupt Partner, and, if either Partner shall fail to appoint its appraiser within the aforesaid period of fifteen (15) days the fair market value shall be determined solely by the appraiser selected by the Partner who has selected its appraiser within the required fifteen (15) day period. If the two appraisers so appointed shall be unable to agree on the selection of the third appraiser, then either appraiser, on behalf of both, may request such appointment by the Chief Judge of the United States District Court for the Northern District of Illinois. The fair market value of the assets of the Joint Venture, subject to liens and encumbrances, shall be the average of the valuations of such property as determined by each such appraiser; provided, however, if such average deviates more than seven percent (7%) from the median of such valuations, the fair market value shall be the average of the two closest valuations. Any such appraisal shall be at the sole expense of the Joint Venture and shall be submitted to the Partners within thirty
(30) days after the panel of the three appraisers is constituted.


                                 ARTICLE X

                        Dissolution and Liquidation

    In all cases of dissolution of the Joint Venture, the business of the Joint Venture shall be wound up by the Committee and the Joint Venture terminated as promptly as practicable thereafter and each of the following shall be accomplished:

         (a) The Partners shall cause to be prepared a statement setting forth the assets and liabilities of the Joint Venture as of the date of dissolution, a copy of which statement shall be furnished to all Partners.

         (b) The property and assets of the Joint Venture shall be liquidated by the Committee as promptly as possible, but in an orderly and businesslike and commercially reasonable manner so as not to cause undue financial sacrifice. The Committee may, in the exercise of its business judgment, determine not to sell all or any portion of the property and assets of the Joint Venture, in which such event such property and assets shall be distributed in kind. In connection with any such liquidation of the assets of the Joint Venture, the Committee, in the exercise of its discretion, may sell for cash or on credit or in exchange for other property as determined by the Committee, at public, private or negotiated sale or sales, and if upon credit, taking such collateral security, if any, as the Committee deems appropriate.

         (c) Following sale or liquidation of the property of the Joint Venture, the proceeds of such sale shall, after payment of all costs and expenses of dissolution and winding up of the Joint Venture, and after payment or adequate provision for payment of all debts and liabilities of the Joint Venture, be distributed to the Partners in proportion to their Capital Accounts after giving effect to the allocations set forth in Article IV no later than the end of the fiscal year in which the Joint Venture ceases to be a going concern, the Joint Venture terminates pursuant to Section 708(b)(1)(A) of the Code, or, if later, ninety (90) days after such termination or cessation (subject, however, to the provisions set forth above with respect to payment of Default Loans and interest thereon). If deemed prudent and advisable by the Committee, the Committee may establish such reasonable reserves for contingent or unforeseen liabilities as they deem appropriate, in such form and for such period of time as may be reasonably necessary, and the Partners shall then, when all contingent or unforeseen liabilities have been paid or otherwise satisfied, distribute any balance of such reserves to the Partners as herein provided.


                                ARTICLE XI

                               Miscellaneous

    11.1 Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Joint Venture Agreement.

    11.2 Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or shall be required to be given hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, or by personal delivery, or delivery by a private air freight service, the cost and expense of such delivery to be borne by the sending party. All notices shall be addressed to the parties at their respective addresses as set forth on the signature page hereof. Any Partner may designate another address (or change its address) for notices hereunder by delivery of a written notice to all other Partners in accordance with the provisions of this Section. Any notice sent in compliance with the above provisions shall be deemed delivered on the fifth business day next succeeding the day on which it was sent, or, if sooner, on the actual date of receipt by the other party.

    11.3 Governing Law. This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Illinois.

    11.4 Absence of Usury. The Partners intend that the obligations of the Joint Venture with respect to Default Loans, or interest thereon, shall be in strict compliance with all applicable state or federal usury laws. None of the terms and provisions contained in this Joint Venture Agreement shall ever be construed to create a contract to pay for the use, forbearance or detention of money, or interest at a rate in excess of the "Maximum Legal Rate." If it is ever determined by the parties or held that the obligations of the Joint Venture or any Partner hereunder with respect to Default Loans are not in strict compliance with applicable usury laws: (a) neither the Joint Venture nor any other parties now or hereafter becoming liable for the payment of Default Loans, or interest thereon, shall ever be required to pay interest which would be in excess of the Maximum Legal Rate, and the provisions of this Section 11.4 shall control over all other provisions of this Joint Venture Agreement; and (b) in the event any Partner shall have collected monies with respect to Default Loans which are determined or held to constitute interest at a rate in excess of the Maximum Legal Rate, all such sums which are deemed to constitute interest in excess of the Maximum Legal Rate shall, upon such determination, at the option of the recipient Partner either be immediately returned to the Joint Venture, or credited against the principal balance of Default Loan then outstanding, such credit to be deemed to have been made effective as of the date of receipt of such excess interest sums. For purposes hereof, the term "Maximum Legal Rate" shall mean the maximum lawful interest rate which may be contracted for, charged, taken, received or reserved with respect to any Default Loan in accordance with applicable state or federal law taking into account all items contracted for, charged or received in connection with such indebtedness which are treated as interest under applicable state or federal law, and having due regard for the nature and character of the parties who are the borrower and lender thereunder, as such rate may change from time to time. If applicable state or federal law provides that the amount of interest which may lawfully be contracted for, charged or received on Default Loans under the circumstances in which the same are charged or received under the provisions of this Joint Venture Agreement is unlimited or imposes no limit, then the Maximum Legal Rate shall be considered infinite and greater than any other rate of interest referred to herein.

    11.5 Captions. All article and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Joint Venture Agreement or the intent of any provision hereof.

    11.6 Successors and Assigns.  Subject to the provisions of
Article IX, this Joint Venture Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

    11.7 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or to the Joint Venture shall impair or affect the right of such Partner or the Joint Venture thereafter to exercise the same. Any extension of time or other indulgences granted to a Partner hereunder shall not otherwise alter or affect any power, remedy or right of any other Partner or of the Joint Venture, or of the obligations of the Partner to whom such extension or indulgence is granted.

    11.8 Severability. If any provision of this Joint Venture Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Joint Venture Agreement or the application of such provision to such person or circumstances, other than as to which it is so determined invalid or unenforceable shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

    11.9 Consent. Any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Partner from the obligation to obtain consent or approval, as applicable, whenever required under this Joint Venture Agreement or any other act or matter.

    11.10 Entire Agreement and Amendments. This Joint Venture Agreement contains the entire understanding and agreement of the parties hereto relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Partners by, and only by, setting forth the same in a document duly executed by each Partner, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Partner.

    11.11 Counterparts. This Joint Venture Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one Agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

    11.12 Waiver of Right of Partition. Each of the Partners does hereby agree to and does hereby waive any right it may have to cause any property or assets of the Joint Venture, or any part thereof or interest therein, to be partitioned or to file a complaint or to institute any proceeding at law or in equity seeking to have any such property or asset partitioned.

    IN WITNESS WHEREOF, the parties hereto have caused this Joint
Venture Agreement to be duly executed as of the day and year first above written.

                                    Address:

ILLINOIS GROUP                           200 West Madison Street
                                    Suite 3800
RBG, L.P., an Illinois limited           Chicago, Illinois 60606
partnership, by its general partner
                                    Attention:  Richard L. Schulze
    HCCA CORPORATION, a Delaware
    corporation


    By:RICHARD L. SCHULZE
       Richard L. Schulze,
       Vice President



NEVADA GROUP                             U.S. 93
                                    Boulder City, Nevada 89005
NEVADA LANDING PARTNERSHIP, an
Illinois general partnership,            Attention:  David R. Belding
by a general partner thereof

    GOLDSTRIKE INVESTMENTS, INC.,
    a Nevada corporation


    By:DAVID R. BELDING
       David R. Belding,
       President



                             TABLE OF CONTENTS


                                                                       Page


ARTICLE I   Definitions. . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2  References. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    1.3  Gender and Number . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE II  Organization . . . . . . . . . . . . . . . . . . . . . . . .  7
    2.1  Formation . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    2.2  Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    2.3  Character of the Business . . . . . . . . . . . . . . . . . . .  8
    2.4  Location of the Principal Place of Business . . . . . . . . . .  8

ARTICLE III Term . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE IV  Contributions to Capital . . . . . . . . . . . . . . . . . .  9
    4.1  Initial Capital Contributions.. . . . . . . . . . . . . . . . .  9

    4.2  Additional Capital Contributions. . . . . . . . . . . . . . . .  9
    4.3  Partner Failure to Advance. . . . . . . . . . . . . . . . . . . 10
    4.4  Default Loans . . . . . . . . . . . . . . . . . . . . . . . . . 12
    4.5  Status as "Defaulting Partner". . . . . . . . . . . . . . . . . 13
    4.6  Partnership Percentage. . . . . . . . . . . . . . . . . . . . . 13
    4.7  No Withdrawal . . . . . . . . . . . . . . . . . . . . . . . . . 13
    4.8  Capital Accounts. . . . . . . . . . . . . . . . . . . . . . . . 13
    4.9  No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . 13


ARTICLE V   Allocations, Distributions and
         Other Tax and Accounting Matters. . . . . . . . . . . . . . . . 14
    5.1  Allocation of Net Profits . . . . . . . . . . . .               14
    5.2  Net Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    5.3  Gain or Loss. . . . . . . . . . . . . . . . . . . . . . . . . . 15
    5.4  Allocations in Case of Transfer or Other
         Events. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    5.5  Minimum Gain and Qualified Income Offset. . . . . . . . . . . . 17
    5.6  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    5.7  Books and Records . . . . . . . . . . . . . . . . . . . . . . . 18
    5.8  Tax Elections and Returns . . . . . . . . . . . . . . . . . . . 18
    5.9  Restoration of Deficit Capital Accounts . . . . . . . . . . . . 18
    5.10 Allocations Pursuant to Section 704(c). . . . . . . . . . . . . 18

ARTICLE VI  Distributions and Reimbursements . . . . . . . . . . . . . . 19
    6.1  Net Cash Flow . . . . . . . . . . . . . . . . . . . . . . . . . 19
    6.2  Net Cash Flow Resulting From a Sale . . . . . . . . . . . . . . 19
    6.3  Installment Sales . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE VII Management of the Joint Venture. . . . . . . . . . . . . . . 20
    7.1  Executive Committee . . . . . . . . . . . . . . . . . . . . . . 20
    7.2  Bank Accounts . . . . . . . . . . . . . . . . . .               21
    7.3  Reimbursements for Costs and Expenses . . . . . . . . . . . . . 21
    7.4  No Authority of Individual Partner. . . . . . . . . . . . . . . 22
    7.5  Other Businesses. . . . . . . . . . . . . . . . . . . . . . . . 22
    7.6  Liability of the Partners . . . . . . . . . . . . . . . . . . . 22
    7.7  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE VIII  Loss of License. . . . . . . . . . . . . . . . . . . . . . 23
    8.1  Loss of License . . . . . . . . . . . . . . . . . . . . . . . . 23
    8.2  Provisions Relating to Loss of License. . . . . . . . . . . . . 24
    8.3  Buy-Out Provisions. . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE IX  Transfer of Partnership Interests. . . . . . . . . . . . . . 26
    9.1  Right to Transfer . . . . . . . . . . . . . . . . . . . . . . . 26
    9.2  Transfer of Partnership Interests - Right of
         First Refusal . . . . . . . . . . . . . . . . . . . . . . . . . 27
    9.3  Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . 29
    9.4  Further Restrictions on Transfer. . . . . . . . . . . . . . . . 29
    9.5  New Partners. . . . . . . . . . . . . . . . . . . . . . . . . . 29
    9.6  Bankrupt Partner. . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE X   Dissolution and Liquidation. . . . . . . . . . . . . . . . . 32

ARTICLE XI  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . 33
    11.1 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . 33
    11.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    11.3 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . 33
    11.4 Absence of Usury. . . . . . . . . . . . . . . . . . . . . . . . 33
    11.5 Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    11.6 Successors and Assigns. . . . . . . . . . . . . . . . . . . . . 34
    11.7 Extension Not a Waiver. . . . . . . . . . . . . . . . . . . . . 34
    11.8 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . 35
    11.9 Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    11.10   Entire Agreement and Amendments. . . . . . . . . . . . . . . 35
    11.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 35
    11.12   Waiver of Right of Partition . . . . . . . . . . . . . . . . 35
















                          JOINT VENTURE AGREEMENT




                               BY AND AMONG




                        NEVADA LANDING PARTNERSHIP,
                      an Illinois general partnership




                                    AND




                                RBG, L.P.,
                      an Illinois limited partnership









                      Dated as of:  December 18, 1992